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                                                                     EXHIBIT 5.1


                     [LETTERHEAD OF O'MELVENY & MYERS LLP]


February 1, 1999
                                                                 OUR FILE NUMBER
                                                                       178,254-7




Corinthian Colleges, Inc.
6 Hutton Centre Drive
Suite 400
Santa Ana, California  92707-5765

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-1 (Registration No. 333-59505) (the "Registration Statement") filed by Corinthian Colleges, Inc. (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of (a) 2,700,000 shares (the "Company Shares") of Common Stock, $0.0001 par value per share, of the Company ("Common Stock"), and (b) an additional 405,000 shares of Common Stock (the "Selling Stockholders' Shares") that may be sold by several of the Company's existing stockholders pursuant to an over-allotment option to be granted to the underwriters.

     We are familiar with the proceedings heretofore taken, and with the additional proceedings proposed to be taken (as contemplated by the Registration Statement), by the Company in connection with the authorization and issuance of the Company Shares and the Selling Stockholders' Shares.

     It is our opinion that, subject to said proceedings being duly taken and completed by the Company as contemplated by the Registration Statement prior to the issuance of the Company Shares, the Company Shares will be duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Company Shares in the manner contemplated by the Registration Statement and the countersigning of the certificate or certificates representing the Company Shares by a duly authorized signatory of the registrar for the Company's Common Stock, the Company Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company. It is also our opinion that the Selling Stockholders' Shares have been duly authorized by all necessary corporate action on the part of the Company and are, or in the case of shares which are proposed to be sold by Prudential Insurance Company of America ("Prudential"), following the exercise of certain warrants held by Prudential (the "Prudential Warrants"), the payment of the aggregate warrant purchase price as provided in the Prudential Warrants and the countersigning of the certificate or certificates representing such shares by a duly authorized signatory of the registrar for the Company's Common Stock, will be, validly issued, fully paid and nonassessable shares of Common Stock of the Company.

     The law covered by this opinion is limited to the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.
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O'MELVENY & MYERS LLP

Corinthian Colleges, Inc., February 1, 1999 - Page 2


     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus which is a part of the Registration Statement under the caption "Legal Matters."


                                         Respectfully submitted,

                                         /s/ O'MELVENY & MYERS LLP

                                         O'MELVENY & MYERS LLP